EXHIBIT 5.1
Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, NW  |  Washington, DC  20037-1122  |  tel  202.663.8000   |  fax 202.663.8007

March 3, 2010

Pacific Asia Petroleum, Inc.
250 East Hartsdale Ave.
Suite 47
Hartsdale NY 10530

Re:         Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel for Pacific Asia Petroleum, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”) of (1) (2) (3) (1) up to 4,146,922 shares of our common stock, at a price of $4.22 per share (the “Shares”), (2) warrants to purchase up to 1,658,769  shares of our common stock (and the shares of common stock issuable from time to time upon exercise of these warrants), with an exercise price of $4.50 per share, exercisable immediately until the 42 month anniversary of the closing (the “Series C Warrants”), (3) warrants to purchase up to 1,658,769 shares of our common stock (and the shares of common stock issuable from time to time upon exercise of these warrants), with an exercise price of $4.12 per share, exercisable immediately until December 5, 2010 (the “Series D Warrants;” together with the Series C Warrants, the “Warrants”), and (4) the shares of common stock issuable from time to time upon exercise of the Warrants (the “Warrant Shares” and together with the Shares and the Warrants, the “Securities”),  in each case, pursuant to a Registration Statement on Form S-3 and the Prospectus contained therein (the “Registration Statement”), and a Prospectus Supplement to be filed with the Securities and Exchange Commission (the “SEC”) on or about the date hereof, pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended (the “Prospectus Supplement”).

The Shares and the Warrants are to be sold to certain purchasers (the “Purchasers”) pursuant to a Securities Purchase Agreement (the “Securities Purchase Agreement”), dated March 2, 2010, between the Company and the Purchasers. The Warrant Shares are to be sold from time to time upon exercise of the Warrants to be issued by the Company to the Purchasers.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus Supplement and we have reviewed the corporate proceedings of the Company with respect to the authorization of the issuance of the Shares, Warrants and Warrant Shares. We have also examined and relied upon originals or copies of such agreements, instruments, corporate records, certificates and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

Based upon the foregoing, we are of the opinion that:

1.
The Shares have been duly authorized and, when issued and paid for in accordance with the terms and conditions of the Securities Purchase Agreement, will be validly issued, fully paid and non-assessable.

2.
The Warrants, upon issuance and delivery thereof and payment therefor pursuant to the Securities Purchase Agreement, will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be subject to and limited by the effect of (a) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and other similar laws affecting creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) requirements of reasonableness, good faith, materiality and fair dealing and the discretion of the court before which any matter may be brought.

3.
The Warrant Shares have been duly authorized and, if duly issued and sold against payment therefor on the date hereof in accordance with the terms of the Warrants, would be validly issued, fully paid and non-assessable.

This opinion is limited to matters governed by the Delaware General Corporation Law (including the statutory provisions and reported judicial decisions interpreting such law) and by the laws of the State of New York, in each case as in effect on the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with Commission on the date hereof, and the incorporation thereof in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP

PILLSBURY WINTHROP SHAW PITTMAN LLP